Exhibit 99

Investor Contact:

Richard E. Fish

Chief Financial Officer

256-382-3827

Richard.fish@deltacom.com

FOR IMMEDIATE RELEASE

ITC^DELTACOM ANNOUNCES FOURTH QUARTER AND

FULL YEAR 2009 RESULTS

Huntsville, Ala.— (March 22, 2010)— ITC^DeltaCom, Inc. (OTC: ITCD.OB), a leading provider of integrated communications services to customers in the southeastern United States, today announced its operating and financial results for the quarter and year ended December 31, 2009.

For the quarter ended December 31, 2009, ITC^DeltaCom reported total operating revenues of $112.3 million, a net loss of $3.5 million, and adjusted EBITDA* of $19.9 million. For the year ended December 31, 2009, ITC^DeltaCom reported total operating revenues of $469.3 million, a net loss of $11.0 million, and adjusted EBITDA of $88.1 million.

“Entering 2009, it was anticipated that many of our customers would experience hardships related to the recession. In fact, elevated levels of business downsizings, closures and cost cutting efforts did occur across the Company’s customer base in 2009 as compared to historical standards,” said Richard E. Fish, ITC^DeltaCom’s Chief Financial Officer. “Despite the difficult economic environment, we are pleased that we improved our adjusted EBITDA, generated over $31.4 million of adjusted unlevered free cash flow in 2009 and ended the year with cash and cash equivalents of $67.8 million.”

Among its operating highlights for the fourth quarter and year, ITC^DeltaCom:

•	increased cash flows provided by operating activities by $6.2 million, or 9.9%, to $68.9 million for 2009 from $62.7 million for 2008;

•	increased adjusted unlevered free cash flow,** as defined by ITC^DeltaCom, by $12.1 million, or 62.7%, to $31.4 million for 2009 from $19.3 million for 2008, reflecting an increase of $4.0 million in adjusted EBITDA, as defined by ITC^DeltaCom, and a decrease in capital expenditures of $8.1 million;

•	invested $56.7 million in network and other property and equipment in 2009, representing a decrease of $8.1 million from $64.8 million in 2008, which included an investment in the fourth quarter of 2008 of $15.4 million in its $20 million network upgrade that it completed in 2009;

•	experienced a decrease in the number of its facilities-based retail business lines in service (including UNE-T and other UNE lines) of approximately 2,100 net lines and a decrease in its non-facilities based lines of approximately 11,000 lines, resulting in an increase in the percentage of facilities-based retail business lines in service from 86% to 88%;

•	reduced its cost of services and equipment as a percentage of total operating revenues to 45.3% for 2009 from 46.8% for 2008 by eliminating excess costs from its network;

•	reduced its selling, operations and administration expense by $11.5 million, or 6.3%, to $171.6 million for 2009 from $183.1 million for 2008;

•	recorded a net loss of $11.0 million for 2009 compared to a net loss of $22.9 million for 2008; and

•	increased adjusted EBITDA by $4.0 million, or 4.8%, to $88.1 million for 2009 from $84.1 million for 2008.

“We expect certain revenue challenges will continue into 2010,” said Randall E. Curran, ITC^DeltaCom’s Chief Executive Officer. “In the fourth quarter of 2009, to position the Company for future revenue growth, we began making investments in personnel, additional products that increase efficiencies for our customers, and programs that improve customer experience and increase market awareness of the value proposition we offer.”

Additional information about ITC^DeltaCom’s business and operating results is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission.

*	Adjusted EBITDA is defined by ITC^DeltaCom as net income (loss) before interest income and expense, net, provision for income taxes, depreciation and amortization, stock-based compensation, non-cash loss on extinguishment of debt, debt issue cost write-off, prepayment penalties on debt, equity commitment fees, restructuring expenses, asset impairment loss and other income or loss, all as disclosed in the consolidated statements of operations and comprehensive loss. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles. For information about management’s reasons for providing data with respect to adjusted EBITDA, the limitations associated with the use of adjusted EBITDA and a quantitative reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with generally accepted accounting principles, see the accompanying tables captioned “Adjusted EBITDA Reconciliation.”

**	Adjusted unlevered free cash flow is defined by ITC^DeltaCom as adjusted EBITDA (as defined above) less capital expenditures (including equipment purchased through capital leases) and changes in accounts payable – construction, all as disclosed in the consolidated statements of cash flows. Adjusted unlevered free cash flow is not a measurement of financial performance under generally accepted accounting principles. For information about management’s reasons for providing data with respect to adjusted unlevered free cash flow, the limitations associated with the use of adjusted unlevered free cash flow, and a quantitative reconciliation of adjusted unlevered free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with generally accepted accounting principles, see the accompanying tables captioned “Adjusted Unlevered Free Cash Flow Reconciliation.”

ABOUT ITC^DELTACOM, INC.

ITC^DeltaCom, Inc., headquartered in Huntsville, Alabama, provides, through its operating subsidiaries, integrated telecommunications and technology services to businesses and other communications providers in the southeastern United States. ITC^DeltaCom has a fiber optic network spanning approximately 12,161 route miles, and offers a comprehensive suite of data and voice communications services, including high-speed or broadband data communications (which consist of Ethernet and Internet access connectivity), local exchange, long-distance and conference calling, and mobile data and voice services. ITC^DeltaCom is one of the largest competitive telecommunications providers in its primary eight-state region. For more information about ITC^DeltaCom, visit ITC^DeltaCom’s web site at http://www.deltacom.com.

FORWARD-LOOKING STATEMENTS

Except for the historical and present factual information contained herein, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions as they relate to ITC^DeltaCom, Inc. or its management are intended to identify these forward-looking statements. All statements by the Company regarding its expected financial position, revenues, liquidity, cash flow and other operating results, balance sheet improvement, business strategy, financing plans, forecasted trends related to the markets in which it operates, legal proceedings and similar matters are forward-looking statements. The Company’s actual results could be materially different from its expectations because of various risks. These risks, some of which are discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in the Company’s subsequent SEC reports, include the Company’s dependence on new product development, rapid technological and market changes, the Company’s dependence upon rights of way and other third-party agreements, debt service and other cash requirements, liquidity constraints and risks related to future growth and rapid expansion. Other important risk factors that could cause actual events or results to differ from those contained or implied in the forward-looking statements include, without limitation, customer attrition, delays or difficulties in deployment and implementation of colocation arrangements and facilities, appeals of or failures by third parties to comply with rulings of governmental entities, inability to meet installation schedules, general economic and business conditions, failure to maintain underlying service/vendor arrangements, competition, adverse changes in the regulatory or legislative environment, and various other factors beyond the Company’s control. ITC^DeltaCom disclaims any responsibility to update these forward-looking statements.

ITC^DeltaCom, Inc.

Financial Highlights

(In thousands, except share and per share data)

	Year Ended December 31,
	2009	2008
OPERATING REVENUES:
Integrated communications services	$394,156	$413,981
Wholesale services	59,401	65,798
Equipment sales and related services	15,767	18,084

TOTAL OPERATING REVENUES	469,324	497,863

COSTS AND EXPENSES:
Cost of services and equipment, excluding depreciation and amortization	212,630	232,899
Selling, operations and administration expense	171,579	183,123
Depreciation and amortization	69,064	73,514

Total operating expenses	453,273	489,536

OPERATING INCOME	16,051	8,327

OTHER (EXPENSE) INCOME:
Interest expense	(27,441)	(32,538)
Interest income	46	1,233
Other income	369	81

Total other expense, net	(27,026)	(31,224)

LOSS BEFORE INCOME TAXES	(10,975)	(22,897)

INCOME TAX EXPENSE	—	—

NET LOSS	(10,975)	(22,897)
PREFERRED STOCK DIVIDENDS AND ACCRETION	—	(7,073)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(10,975)	$(29,970)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.14)	$(0.38)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	81,091,458	79,892,779

COMPREHENSIVE LOSS
NET LOSS	$(10,975)	$(22,897)
OTHER COMPREHENSIVE LOSS:
Change in unrealized gains (losses) on derivative instrument designated as cash flow hedging instrument, net of tax	5,610	(1,369)

COMPREHENSIVE LOSS	$(5,365)	$(24,266)

ITC^DeltaCom, Inc.

Quarterly Highlights

(Unaudited)

(In thousands)

	Three Months Ended
	Dec 31, 2009	Sept 30, 2009	June 30, 2009	March 31, 2009	Dec 31, 2008
Integrated communications services revenues:
Long distance and access	$14,007	$15,375	$15,529	$16,021	$16,312
Business local, data and internet	80,352	82,293	84,524	86,055	86,445

Total integrated communications services revenues	94,359	97,668	100,053	102,076	102,757

Wholesale services revenues:
Broadband transport	12,327	12,284	12,237	12,664	12,983
Local interconnection	127	181	308	740	1,034
Directory assistance and operator services	925	986	1,019	1,029	1,093
Other	1,215	1,113	1,061	1,185	1,122

Total wholesale services revenues	14,594	14,564	14,625	15,618	16,232

Equipment sales and related services revenues	3,394	4,167	3,925	4,281	3,826

Total operating revenues	112,347	116,399	118,603	121,975	122,815

COSTS AND EXPENSES:
Cost of services and equipment, excluding depreciation and amortization	48,899	52,627	54,627	56,477	58,824
Selling, operations and administration expense	44,714	41,378	41,817	43,670	45,158
Depreciation and amortization	17,819	17,110	17,216	16,919	17,035

Total operating expenses	111,432	111,115	113,660	117,066	121,017

OPERATING INCOME	$915	$5,284	$4,943	$4,909	$1,798

ITC^DeltaCom, Inc.

Quarterly Highlights (continued)

(Unaudited)

	Dec. 31, 2009	Sept 30, 2009	June 30, 2009	March 31, 2009	Dec. 31, 2008
Retail business voice lines in service(1)
UNE-T and other UNE lines(2)	367,403	369,752	372,413	369,787	369,496
Increase from previous quarter	(0.6)%	(0.7)%	0.7%	0.1%	0.2%

Resale and UNEP lines(3)	51,602	53,456	56,022	59,017	62,629
(Decrease) from previous quarter	(3.5)%	(4.6)%	(5.1)%	(5.8)%	(5.5)%

Total retail business voice lines in service	419,005	423,208	428,435	428,804	432,125

Wholesale voice lines in service(4)	8,004	6,969	8,625	12,489	26,151
Increase (decrease) from previous quarter	14.9%	(19.2)%	(30.9)%	(52.2)%	(31.5)%

Total business voice lines in service (5)	427,009	430,177	437,060	441,293	458,276

Number of employees (6)	1,398	1,437	1,452	1,511	1,565

(1)	Lines in service include only voice lines in service. Conversion of data services provided to customers to a voice line equivalent is not included.

(2)	Facilities-based service offering in which ITC^DeltaCom provides local transport through its owned and operated switching facilities.

(3)	Resale service offerings in which ITC^DeltaCom provides local and mobile services.

(4)	Represents primary rate interface circuits provided as part of ITC^DeltaCom’s local interconnection services for Internet service providers.

(5)	Reported net of lines disconnected or canceled.

(6)	Includes full-time and part-time employees.

ITC^DeltaCom, Inc.

Balance Sheet and Other Financial Highlights

(In thousands)

	Year Ended December 31,
Balance Sheet Data (at period end):	2009	2008

Cash and cash equivalents (unrestricted)	$67,786	$56,683
Working capital	40,371	33,902
Total assets	368,494	382,661
Long-term liabilities	303,747	307,880
Stockholders’ deficit	(16,724)	(12,401)
Total liabilities and stockholders’ deficit	368,494	382,661

	Year Ended December 31,
Other Financial Data:	2009	2008

Capital expenditures(1)	$56,679	$64,776
Cash flows provided by operating activities	68,902	62,660
Cash flows (used in) investing activities	(54,655)	(69,517)
Cash flows provided by (used in) financing activities	(3,144)	6,035
Adjusted EBITDA(2)	88,084	84,068
Adjusted unlevered free cash flow(3)	31,405	19,292

	Three Months Ended
Other Financial Data:	Dec. 31, 2009	Sept 30, 2009	June 30, 2009	March 31, 2009	Dec. 31, 2008
	(Unaudited)

Capital expenditures(1)	$24,570	$10,315	$13,465	$8,329	$29,843
Cash flows (used in) provided by:
Operating activities	15,579	14,622	21,430	17,271	10,685
Investing activities	(24,683)	(10,385)	(12,795)	(6,792)	(9,593)
Financing activities	(573)	(576)	(581)	(1,414)	2,918

Adjusted EBITDA(2)	19,936	23,094	22,697	22,357	19,269

Adjusted unlevered free cash flow(3)	(4,634)	12,779	9,232	14,028	(10,574)

ITC^DeltaCom, Inc.

Balance Sheet and Other Financial Highlights (continued)

(In thousands)

Notes:

(1)	Includes equipment purchased through capital leases and changes in accrued capital related costs.

(2)	Adjusted EBITDA is defined by ITC^DeltaCom as net income (loss) before interest income and expense, net, provision for income taxes, depreciation and amortization, stock-based compensation, non-cash loss on extinguishment of debt, debt issue cost write-off, prepayment penalties on debt, equity commitment fees, restructuring expenses, asset impairment loss and other income or loss, all as disclosed in the consolidated statements of operations and comprehensive loss. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles. For information about management’s reasons for providing data with respect to adjusted EBITDA and a quantitative reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with generally accepted accounting principles, see the accompanying tables captioned “Adjusted EBITDA Reconciliation.”

(3)	Adjusted unlevered free cash flow is defined by ITC^DeltaCom as adjusted EBITDA, as defined above in Note (2), less capital expenditures (including equipment purchased through capital leases) and changes in accounts payable–construction, all as disclosed in the consolidated statements of cash flows. Adjusted unlevered free cash flow is not a measurement of financial performance under generally accepted accounting principles. For information about management’s reasons for providing data with respect to adjusted unlevered free cash flow and for a quantitative reconciliation of adjusted unlevered free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with generally accepted accounting principles, see the accompanying tables captioned “Adjusted Unlevered Free Cash Flow Reconciliation.”

ITC^DeltaCom, Inc.

Adjusted EBITDA Reconciliation

(In thousands)

(Unaudited)

Adjusted EBITDA is defined by ITC^DeltaCom as net income (loss) before interest income and expense, net, provision for income taxes, depreciation and amortization, stock-based compensation, non-cash loss on extinguishment of debt, debt issue cost write-off, prepayment penalties on debt, equity commitment fees, restructuring expenses, asset impairment loss and other income or loss, all as disclosed in the consolidated statements of operations and comprehensive loss. Not all of these adjustments are applicable in every period. Adjusted EBITDA is not a financial measurement under generally accepted accounting principles (“GAAP”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Adjusted EBITDA” in our Annual Report on Form 10-K for our 2009 fiscal year for additional information regarding management’s reasons for including adjusted EBITDA data and for material limitations with respect to the usefulness of this measure. The following tables present adjusted EBITDA amounts for the fiscal years and fiscal quarters indicated and also sets forth a quantitative reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP (in thousands):

	Year Ended December 31,
	2009	2008
Net loss	$(10,975)	$(22,897)
Add: non-EBITDA items included in net loss:
Interest income and expense, net	27,395	31,305
Depreciation and amortization	69,064	73,514
Stock-based compensation	2,969	2,227
Other (income)	(369)	(81)

Adjusted EBITDA	$88,084	$84,068

	Three Months Ended
	Dec. 31, 2009	Sept 30, 2009	June 30, 2009	March 31, 2009	Dec. 31, 2008
	(Unaudited)
Net loss	$(3,516)	$(2,117)	$(2,746)	$(2,596)	$(6,848)
Add: non-EBITDA items included in net loss:
Interest income and expense, net	4,889	7,444	7,538	7,524	8,367
Depreciation and amortization	17,819	17,110	17,216	16,919	17,035
Stock-based compensation	1,202	700	538	529	436
Other (income) loss	(458)	(43)	151	(19)	279

Adjusted EBITDA	$19,936	$23,094	$22,697	$22,357	$19,269

ITC^DeltaCom, Inc.

Adjusted Unlevered Free Cash Flow Reconciliation

(In thousands)

(Unaudited)

Adjusted unlevered free cash flow is defined by ITC^DeltaCom as adjusted EBITDA (as defined above) less capital expenditures (including equipment purchased through capital leases) and changes in accounts payable–construction, all as disclosed in the consolidated statements of cash flows. Adjusted unlevered free cash flow is not a measurement of financial performance under GAAP. ITC^DeltaCom has included data with respect to adjusted unlevered free cash flow because its management considers adjusted unlevered free cash flow to be a useful, supplemental indicator of its operating performance. When measured over time, adjusted unlevered free cash flow provides supplemental information to investors concerning the growth rate in ITC^DeltaCom’s operating results and its ability to generate cash flows to satisfy mandatory debt service requirements and make other mandatory, non-discretionary expenditures. ITC^DeltaCom’s management believes that consideration of adjusted unlevered free cash flow should be supplemental, however, because adjusted unlevered free cash flow has limitations as an analytical financial measure, including the following:

•	adjusted unlevered free cash flow does not reflect ITC^DeltaCom’s cash expenditures for changes in current operating assets and liabilities;

•

adjusted unlevered free cash flow does not reflect ITC^DeltaCom’s cash expenditures for interest expense or accrued restructuring and merger costs, prepayment penalties on debt paid in cash, equity commitment fees, changes in restricted cash balances, or proceeds from sales of fixed assets;

•	ITC^DeltaCom does not pay income taxes due to net operating losses and, therefore, generates greater adjusted unlevered free cash flow than a comparable business that does pay income taxes; and

•	adjusted unlevered free cash flow may be calculated in a different manner by other companies in ITC^DeltaCom’s industry, which limits its usefulness as a comparative measure.

ITC^DeltaCom’s management compensates for these limitations by relying primarily on ITC^DeltaCom’s results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in adjusted unlevered free cash flow. As a result of these limitations, adjusted unlevered free cash flow should not be considered as a measure of liquidity nor as an alternative to net cash provided by operating activities, cash used in investing activities, cash provided by (used in) financing activities or change in cash and cash equivalents, as calculated in accordance with GAAP. The following tables present adjusted unlevered free cash flow amounts for the fiscal years and fiscal quarters indicated and also set forth a quantitative reconciliation of adjusted unlevered free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP (in thousands):

	Year Ended December 31,
	2009	2008
Net cash provided by operating activities	$68,902	$62,660
Adjustments to reconcile adjusted unlevered free cash flow to net cash provided by operating activities
Elements included in net cash provided by (used in) operating activities not included in adjusted unlevered free cash flow:
Total changes in current operating assets and liabilities	(598)	(3,401)
Provision for bad debts	(5,255)	(4,055)
Interest expense excluding amortization of debt issuance costs and debt discount, net of interest income	24,976	28,864
Other loss	59	—

Adjusted EBITDA	88,084	84,068
Less:
Capital expenditures	(57,739)	(61,952)
Change in accounts payable–construction	1,060	(2,824)

Adjusted unlevered free cash flow	$31,405	$19,292

ITC^DeltaCom, Inc.

Adjusted Unlevered Free Cash Flow Reconciliation

(In thousands)

(Unaudited)

	Three Months Ended
	Dec. 31, 2009	Sept 30, 2009	June 30, 2009	March 31, 2009	Dec. 31, 2008
	(Unaudited)
Net cash provided by operating activities	$15,579	$14,622	$21,430	$17,271	$10,685

Adjustments to reconcile adjusted unlevered free cash flow to net cash provided by operating activities
Elements included in net cash provided by (used in) operating activities not included in adjusted unlevered free cash flow:
Total changes in current operating assets and liabilities	1,369	2,858	(4,671)	(154)	2,025
Provision for bad debts	(1,300)	(1,225)	(1,050)	(1,680)	(1,200)
Interest expense excluding amortization of debt issuance costs and debt discount, net of interest income	4,288	6,839	6,932	6,917	7,759
Other loss	—	—	56	3	—

Adjusted EBITDA	19,936	23,094	22,697	22,357	19,269

Less:
Capital expenditures	(24,716)	(10,437)	(12,490)	(10,096)	(22,063)
Change in accounts payable –construction	146	122	(975)	1,767	(7,780)

Adjusted unlevered free cash flow	$(4,634)	$12,779	$9,232	$14,028	$(10,574)